Exhibit 10.16

PROPRIETARY AND CONFIDENTIAL

December 6, 2019

Robin Marino

Chairwoman of the Board

Summer Infant, Inc.

1275 Park East Drive

Woonsocket, RI 02895

Re:          Interim Chief Executive Officer

Dear Ms. Marino:

This letter, together with the attached General Business Terms (collectively, the “Agreement”), confirms and sets forth the terms and conditions of the engagement of Winter Harbor LLC (“we,” “us,” “our,” or “Winter Harbor”) to provide advisory and management services, through Stuart Noyes, who will act as Interim Chief Executive Officer (“Interim CEO”) of Summer Infant, Inc. and its various affiliates and subsidiaries if any (collectively, “you,” “your,” “Client” or “Company”).  Upon execution of this letter by each of the parties below, this letter will constitute an agreement between the Company and Winter Harbor (the “Agreement”), and the engagement shall be effective beginning on December 16, 2019.

SERVICES TO BE PROVIDED

1.              Stuart Noyes to act as principal executive officer of the Company and provide leadership to the executive management team and Company on a day-to-day basis, reporting to the Company’s Board of Directors (the “Board”);

2.              Conduct an in-depth assessment of the business, including strengths and weaknesses of the organization and management and present findings to the Board;

3.              In conjunction with management, identify and analyze options to restructure cost and stabilize cash flow/growth and develop a restructuring/business plan (the “Plan”) that considers among other options the potential sale of specific assets or business units and/or other restructuring of the Company capital structure that will be presented to the Board;

4.              Oversee the Company’s implementation of the Plan and provide regular updates to the Board in intervals to be determined;

5.              Provide oversight and assistance to management with the on-going forecasting of the Company’s cash flows and its operations, its daily cash management activities and monitor and analyze operational and financial condition;

6.              Provide oversight and assistance to management with the compiling of data and analyses necessary to meet the reporting requirements requested by the Company’s lenders;

7.              Lead management with respect to communications with the Board, lenders and investors;

8.              Assist Company in reacting to unforeseen occurrences that may have an impact on operational performance and liquidity;

9.              Act as principal executive officer with respect to the Company’s compliance with securities laws, including providing certifications required in connection with the Company’s periodic reports;

10.       Perform such other tasks as are appropriate and requested by the Board.

Our Services

The Company engages Winter Harbor for the purpose of providing the advisory and management services described above. The Interim CEO shall be responsible for the delivery of the tasks and duties as set forth above, in accordance with the Company’s by-laws and in compliance with applicable provisions of state, federal and other laws.  The Interim CEO will report to the Board during the term of this engagement. The Interim CEO shall be responsible for leading the verification and implementation of the initiatives described above. Winter Harbor may provide additional services beyond those described herein on mutually agreed upon rates, if agreed upon in writing by Winter Harbor and the Board or its designated committee.

Winter Harbor is a management consulting firm and not a CPA firm. Winter Harbor does not provide attest services, audits, or other engagements in accordance with standards established by the American Institute of CPAs or auditing standards promulgated by the Public Company Accounting Oversight Board.  We will not audit any financial statements or perform attest procedures with respect to information in conjunction with this engagement.  Our services are not designed, nor should they be relied upon, to identify weaknesses in internal controls, financial statement errors, irregularities, illegal acts or disclosure deficiencies

Your Responsibilities

In connection with our provision of services, you will perform the tasks, furnish the personnel, provide the resources, and undertake the responsibilities specified below.

The Company shall indemnify the Interim CEO and Winter Harbor as set forth in the attached General Business Terms.  The Interim CEO shall be covered as an officer under the Company’s existing director and officer liability insurance policy (the “D&O policy). As a condition of Winter Harbor accepting this engagement, a Certificate of Insurance evidencing such coverage of the Interim CEO shall be furnished to Winter Harbor prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to Winter Harbor of cancellation, nonrenewal, or material change in coverage, scope, or amount of D&O policy. The Company shall also maintain such insurance coverage for the Interim CEO for a period of not less than two (2) years following the date of the termination of the Indemnified Professionals’ services hereunder. Except as stated in this engagement, the risk of loss with respect to the Company’s operations and assets shall be borne by the Company.  Winter Harbor shall not be deemed to have assumed or be liable for any claim, liability, or obligation of the Company whether known or unknown, fixed or contingent accrued or un-accrued.  Except as otherwise required by applicable law, any reference to the nature or results of Winter Harbor’s work may not be communicated to the public through public relations media, news media, sales media, or any other means without the prior written consent of both parties.

The Company understands that the services to be rendered hereunder may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections, and Winter Harbor personnel will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

To help maximize the value of our work to you and to keep the project moving on schedule, you agree to comply with all of our reasonable requests and to provide us timely access to all information reasonably necessary to our performance of the services.

In the event the Company files for relief under Chapter 11 of the Bankruptcy Code, the Company agrees to promptly file an appropriate motion prepared in consultation with Winter Harbor as to matters relating to our retention by the Company and provision of services as contemplated hereunder nun pro tunc to the date of the filing.

Fees and Expenses

We will bill weekly based on the actual hours worked at the following billing rates, subject to the terms set forth below.

Winter Harbor Hourly Rates

(In effect on the date of this Agreement)

Title	Hourly Rate
Stuart Noyes	$495
Bruce Meier	$395
Director	$395
Senior Manager	$350
Manager	$325
Associate	$250

The engagement will be led by Managing Partner, Stuart Noyes, who will act as Interim CEO, and Managing Director, Bruce Meier.

The total weekly fees for the first ten weeks of the engagement shall not exceed $35,000 per week, with the exception of Christmas and New Year’s week, for which fees will be capped at $15,000 per week. For services provided following such ten-week period, Winter Harbor shall be paid according to the billing rates set forth herein for actual hours worked, or such other fees as mutually agreed upon with the Company.

All invoices are due immediately upon receipt.  Out-of-pocket expenses (including transportation, lodging, meals, communications, supplies, etc.) will be billed at the actual amounts incurred.

Payments for our services shall be by:

Wire transfer to:

Bank of America, N.A.

100 West 33rd Street

New York, NY 10001

Account Name: Winter Harbor LLC

Account #:  ***

Wire Routing/ABA #:  ***

ACH Routing #:  ***

Amounts remaining outstanding for more than 20 days (past due) will be subject to an interest charge of 1.5% per month from the date of invoice.  We reserve the right to suspend further services after such 20-day period until payment is received on past due invoices, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension, provided that such suspension notice is provided at least 10 business days’ in advance to the Company, and this sentence supersedes section 3(c) of the attached General Business Terms.  We understand that our bills should be sent to:

Summer Infant, Inc.

Attn:  Paul Francese and Mary Beth Schneider

1275 Park East Drive

Woonsocket, RI 02895

pfrancese@sumrbrands.com and mschneider@sumrbrands.com

Retainer

The Company previously paid Winter Harbor a $25,000 retainer pursuant to that engagement letter dated November 5, 2019.  We will require an additional retainer in the amount of $25,000 before we commence work under this engagement. The total retainer of $50,000 shall be credited against any amounts due at the termination of this engagement or applied to any open invoices at our discretion. Any retainer amounts remaining upon the satisfaction of all obligations hereunder shall be returned to the Company.

Other

This Agreement, together with the attached General Business Terms, is intended to (i) supersede any prior agreement between the parties and (ii) serve as the entire agreement between the parties with respect to the subject matter hereof, regardless of any billing guidelines or any other policies that the Company may maintain.

Business Terms

The attached General Business Terms apply to this engagement.

Please indicate your agreement with these terms by signing and returning to me the enclosed copy of this letter.  This engagement and the enclosed terms will become effective upon our receipt of your signed copy.  We appreciate the opportunity to be of service to you and look forward to working with you on this engagement.

Sincerely,

WINTER HARBOR LLC

/s/ Stuart W. Noyes

By:
STUART W. NOYES
MEMBER AND MANAGING PARTNER

Attachments: General Business Terms

Acknowledged and Accepted:

SUMMER INFANT, INC.

By:	/s/ Paul Francese

Title:	SVP & CFO

Date:	Dec. 9, 2019

Attachment to Engagement Letter dated December 6, 2019 between Winter Harbor LLC and Summer Infant, Inc.

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any and all attachments, exhibits and schedules), constitute the entire understanding and agreement (the “Agreement”) between us with respect to the services and deliverables described in the Engagement Letter.  If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein.

1. Our Services and Deliverables. We will provide the services and furnish the deliverables (the “Services”) as described in our Engagement Letter and any attachments thereto, as may be modified from time to time by mutual consent.

2. Independent Contractor. We are an independent contractor and not your employee, agent, joint venturer or partner, and will determine the method, details and means of performing our Services. We assume full and sole responsibility for, and indemnify you against, the payment of all compensation and expenses of our employees and for all of their state and federal income tax, unemployment insurance, Social Security, payroll and other applicable employee withholdings.

3. Fees and Expenses. (a) Our fees and payment terms are set out in our Engagement Letter. Those fees do not include taxes and other governmental charges (which will be separately identified in our invoices.)

(b) You acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which you shall reimburse us hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of our personnel, including tax gross-ups. We shall use reasonable efforts to limit such expenses, and shall follow the Company’s expense and reimbursement policy with respect to such expenses.

(c) We reserve the right to suspend Services if invoices are not paid within twenty (20) days of receipt, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.

4. Taxes. (a) You will be responsible for and pay all applicable sales, use, excise, value added, services, consumption and other taxes and duties associated with our performance or your receipt of our Services, excluding taxes on our income generally.

(b) If you are required by the laws of any foreign tax jurisdiction to withhold income or profits taxes from our payment, then the amount payable by you upon which the withholding is based shall be paid to us net of such withholding.  You shall pay any such withholding to the applicable tax authority.  However, if after 120 days of the withholding, you do not provide us with official tax certificates documenting remittance of the taxes, you shall pay to us an amount equal to such withholding.  The tax certificates shall be in a form sufficient to document qualification of the taxes for the foreign tax credit allowable against our corporation income tax.

5. Confidentiality and Privacy. (a) With respect to any information supplied in connection with this engagement and designated by either of us as confidential, or which the other should reasonably believe is confidential based on its subject matter or the circumstances of its disclosure (“Confidential Information”), the other agrees to protect the confidential information in a reasonable and appropriate manner, but in no less than the manner in which such party protects its own confidential information, and use confidential information only to perform its obligations under this engagement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed, (v) disclosed pursuant to legal requirement or order, or (vi) disclosed to taxing authorities or to representatives and advisors in connection with tax filings, reports, claims, audits and litigation.

(b) Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party; provided that the receiving party may retain other archival copies for recordkeeping or quality assurance purposes and receiving party shall make no unauthorized use of such copies.

(c) We agree to use any personally identifiable information and data you provide us only for the purposes of this engagement and as you direct, and we will not be liable for any third-party claims related to such use.  We will each take necessary actions to ensure that we comply with applicable laws relating to privacy and/or data protection.

(d)  You agree that, upon completion of our engagement, we may use your name, logo and description of services provided to you in our marketing materials, subject to your approval which will not be unreasonably withheld.

6. Our Deliverables and Your License. Upon full and final payment of all amounts due us in connection with this engagement, all right, title and interest in the deliverables set out in our Engagement Letter will become your sole and exclusive property, except as set forth below.  We will retain sole and exclusive ownership of all right, title and interest in our proprietary information, processes, methodologies, know-how and software (“Winter Harbor Property”), including such information as existed prior to the delivery of our Services and, to the extent such information is of general application, anything which we may discover, create or develop during our provision of Services for you. To the extent our deliverables to you contain Winter Harbor Property, we grant you a non-exclusive, non-assignable, royalty-free, perpetual license to use it in connection with the deliverables and the subject of the engagement and for no other or further use without our express, prior written consent or to the extent necessary to comply with applicable law.  If our deliverables are subject to any third-party rights in software or intellectual property, we will notify you of such rights. Our deliverables are to be used solely for the purposes intended by this engagement and may not be disclosed, published or used in whole or in part for any other purpose without our express, prior written consent or to the extent necessary to comply with applicable law.

7. Your Responsibilities. To the extent applicable, you will cooperate in providing us with office space, equipment, data and access to your personnel as necessary to perform the Services. You shall provide reliable, accurate and complete information necessary for us to adequately perform the Services and will promptly notify us of any material changes in any information previously provided.  You acknowledge that we are not responsible for independently verifying the truth or accuracy of any information supplied to us by or on behalf of you.

8. Our Warranty. We warrant that our Services will be performed with reasonable care in a diligent, professional and competent manner. Our sole obligation will be to correct any non-conformance with this warranty, provided that you give us written notice within ten business days after discovery of any non-conformity associated with the Services performed. The notice will specify and detail the non-conformance and we will have a reasonable amount of time, based on its severity and complexity, to correct the non-conformance.

We do not warrant and are not responsible for any third party products or services. Your sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against us.

THIS WARRANTY IS OUR ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED.

9. Liability and Indemnification.  This engagement is not intended to shift risk normally borne by you to us.

(a) To the fullest extent permitted under applicable law, the Company agrees to indemnify and hold harmless each of Winter Harbor, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the reasonable costs for counsel (“Losses”) actually and reasonably incurred as a result of and in the course of investigating, preparing or defending any action or claim in connection with litigation in which any Indemnified Party is a party, or as to which a claim against an Indemnified Party has been asserted in writing, as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of the Services and their obligations under the Agreement; provided, however, (i) such indemnity shall not apply to any such Loss to the extent it is found in a formal judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s breach of the confidentiality obligations contained in the Agreement, intentional misconduct, bad faith, self-dealing, fraud, gross negligence or willful misconduct, (ii) this indemnity shall not apply to any claim by the Company against Winter Harbor as to Winter Harbor’s breach of Winter Harbor’s express obligations under the Agreement, and (iii) with respect to the Interim CEO, the Interim CEO shall be entitled indemnification to the same extent as extended to the Company’s other executive officers.  The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) in a manner that has a material adverse effect on Winter Harbor unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

(b) We will not be liable for any special, consequential, incidental, indirect or exemplary damages or loss (nor any lost profits, savings or business opportunity).

(c) Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.

(d) These indemnification provisions shall be in addition to any contractual liability which the Company may otherwise have to the Indemnified Parties.  In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or Winter Harbor’s and its personnel’s role under the Agreement, Winter Harbor or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or Winter Harbor or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate or, if applicable, the former employees’ former hourly rate, provided that the Company shall not be required to reimburse the Interim CEO for any such expenses that are covered by the D&O policy.

(e) If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company promptly and before incurring any indemnified cost; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder as to cost incurred after the date of notice, except to the extent that such failure shall have actually prejudiced the defense of such action.  The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened in writing to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise, provided that the Company shall not be required to reimburse the Interim CEO for any such expenses that are covered by the D&O policy.  Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor.  If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if the existence of actual conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor.  Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense.  The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s prior written consent.

(f) In order to provide for just and equitable contribution among the parties if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement.  No person found liable for a breach of the confidentiality obligations contained in the Agreement, intentional misconduct, bad faith, self-dealing, fraud, gross negligence or willful misconduct shall be entitled to contribution hereunder from any person.

(g) Neither termination of the Agreement nor termination of Winter Harbor’s engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect; provided, however, that Winter Harbor acknowledges that during the pendency of any Bankruptcy Court approved retention, this Agreement is subject to modification as may be stated within the Bankruptcy Court’s order.

(h) The rights provided herein shall not be deemed exclusive of any other rights to which the indemnified parties may be entitled under any other agreements, any applicable law or otherwise.

10. Non-Solicitation. During the term of this engagement, and for a period of one year following its expiration or termination, (i) you will not directly or indirectly solicit, employ or otherwise engage any of our employees (including former employees) or contractors who were involved in the engagement and (ii) Winter Harbor will not directly or indirectly solicit, employ or otherwise engage any of the Company’s employees (including former employees) or contractors.

11. Termination.

(a) Termination for Convenience. Winter Harbor may terminate this Agreement for convenience at any time on 30 days’ prior written notice to the Company. The Company may terminate this Agreement for convenience at any time on 30 days’ prior written notice to Winter Harbor.

(b) Termination for Breach. Either party may terminate this Agreement for breach if, within ten days’ notice, the breaching party fails to cure a material breach of this Agreement.

(c) To the extent you terminate this Agreement, you will pay us for all Services rendered and expenses incurred up to the effective date of termination.

(d) The terms of this Agreement which relate to confidentiality, ownership and use, limitations of liability and indemnification, non-solicitation and payment obligations shall survive its expiration or termination.

12. General. (a) This Agreement supersedes all prior oral and written communications between us, and may be amended, modified or changed only in a writing when signed by both parties.

(b) No term of this Agreement will be deemed waived, and no breach of this agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.  Winter Harbor may not assign this Agreement, by operation of law or otherwise, without obtaining the Company’s prior written consent.

(c) We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to conflict of law rules.  The parties hereto agree that any and all disputes or claims arising hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Any arbitration will be conducted in Westport, Connecticut.  Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Connecticut for purposes of any enforcement of any arbitration award.  Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(e) If any portion of this Agreement is found invalid, such finding shall not affect the enforceability of the remainder hereof, and such portion shall be revised to reflect our mutual intention.

(f) This Agreement shall not provide third parties with any remedy, cause, liability, reimbursement, claim of action or other right in law or in equity for any matter governed by or subject to the provisions of this Agreement.

(g)  In the event the Company files for Chapter 11, the Company and Winter Harbor agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

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